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Exhibit 99.1

FOR IMMEDIATE RELEASE

NATURE'S SUNSHINE PRODUCTS REPORTS
STRONG GAINS IN FIRST QUARTER OPERATING RESULTS

        PROVO, UTAH, April 19, 2005—Nature's Sunshine Products, Inc. (NASDAQ:NATR), a leading manufacturer and marketer of encapsulated herbs and vitamins, today reported strong gains in operating results for the first quarter ended March 31, 2005.

        For the three months ended March 31, 2005, sales revenues increased 11.2 percent, to $86.4 million, compared with $77.7 million in the same period of the prior year. Operating income increased 54.0 percent to $5.6 million, from $3.6 million, and net income increased 32.8 percent, to approximately $4.0 million, compared with approximately $3.0 million last year. Diluted net income per share increased to $0.26, from $0.20 in the same period of the prior year, an increase of 30.0 percent.

        "We are pleased to report the results for another improved quarterly performance," said Douglas Faggioli, President and CEO. "Our United States and International businesses continued to show momentum in sales and significant growth in income. Synergy also posted a 31 percent increase in sales revenue compared to last year. In the U.S. we continue to focus on the marketing program, Habit-of-Health, which is supported by the Untold Truth training program. Consistent with our expectations for the first quarter, SG&A was essentially flat, as a percentage of sales, with last year and we expect SG&A, as a percentage of sales, to decline during 2005."

        For the quarter, cost of goods sold as a percentage of sales revenue declined to 17.0 percent, from 19.8 percent in the same period of the prior year, and total expenses, which include volume incentives, fell to 93.6 percent, from 95.4 percent. As a percentage of net sales revenue, operating income totaled 6.4 percent, compared with 4.6 percent in the same period of the prior year.

        Finances remained strong. Working capital on March 31, 2005, amounted to $46.8 million, while cash and cash equivalents increased $4.0 million to $40.2 million from the 2004 year-end.

        First quarter sales revenue in the U.S. increased 2.2 percent, to $37.6 million, from $36.8 million. International first quarter sales revenues increased 12.1 percent, to $28.6 million. By markets, especially strong sales growth was recorded in Canada, Colombia, Japan, The Russian Federation and the United Kingdom. Reflecting the new "on the ground" distribution system in Japan, net sales revenue decreased in the first quarter of 2005 as compared to the fourth quarter of 2004 at Synergy Worldwide, but sales revenue increased to $20.2 million in the first quarter of 2005, from $15.4 million in the first quarter of 2004, a 31.4 percent gain. The adjustment to the new distribution system at Synergy Worldwide is complete and net sales revenue showed an increase in March as compared to February.

        The Company had approximately 637,000 Distributors worldwide on March 31, 2005, compared to 582,000 in the same period of the prior year and 665,000 at the 2004 year-end. The number of Managers worldwide on the same dates was approximately 20,650, 17,800, and 18,350, respectively.

About Nature's Sunshine

        Nature's Sunshine Products manufactures and markets through direct sales encapsulated and tableted herbal products, high quality natural vitamins, and other complementary products. In addition to the United States, the Company has operations in Japan, Mexico, Central America, South Korea, Canada, Dominican Republic, Venezuela, Ecuador, Peru, the United Kingdom and Ireland, Colombia, Brazil, Thailand, Israel, Singapore and Taiwan. The Company also has exclusive distribution agreements with selected companies in Argentina, Australia, Chile, New Zealand, Norway, and the Russian Federation.

        Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product line growth, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those set forth in such statements. Such risks, uncertainties, and factors include, but are not limited to, foreign business risks, industry cyclicality, fluctuations in customer demand and order pattern, changes in pricing and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Conference Call Schedule

        A conference call will be held on Tuesday, April 19, 2005, at 10am (ET) and can be accessed live over the Internet through World Investor Link's Vcall website, located at http://www.vcall.com. To listen to the live call, individuals should go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay on the Vcall website will be available for one week after the original broadcast. A rebroadcast of the call will be available starting approximately two hours after the conference call ends, through midnight (ET) on Tuesday, May 3, 2005. The replay of the conference call can be accessed by dialing 1-877-519-4471, and, when prompted, use PIN number 5908938. International callers dial (973) 341-3080 and use the same PIN number.

Contact:
	Craig D. Huff	Steven S. Anreder
	Chief Financial Officer	Anreder & Co.
	Nature's Sunshine Products, Inc.	10 East 40th Street, Suite1308
	Provo, Utah 84605-9005	New York, NY 10016
	(801) 342-4370	(212) 532-3232

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NATURE'S SUNSHINE PRODUCTS, INC.
FINANCIAL SUMMARY

SELECTED STATEMENT OF OPERATIONS INFORMATION
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
Net sales revenue	$86,401	$77,678

Cost of goods sold	14,698	15,419
Volume incentives	33,508	29,488
Selling, general and administrative	32,644	29,167

	80,850	74,074

Operating income	5,551	3,604
Other income, net	74	856

Income before income taxes	5,625	4,460
Provision for income taxes	1,658	1,472

Net income	$3,967	$2,988

Basic net income per common share	$0.27	$0.21

Basic weighted average common shares	14,951	14,545

Diluted net income per common share	$0.26	$0.20

Diluted weighted average common shares	15,406	14,937

SELECTED BALANCE SHEET INFORMATION
(In thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)
Cash and cash equivalents	$40,199	$36,206
Other current assets	59,702	56,300

Total current assets	99,901	92,506
Property, plant and equipment	33,887	34,731
Other assets	17,351	17,839

Total	$151,139	$145,076

Current liabilities	$53,061	$51,812
Other liabilities	2,058	2,045
Shareholders' equity	96,020	91,219

Total	$151,139	$145,076

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NATURE'S SUNSHINE PRODUCTS REPORTS STRONG GAINS IN FIRST QUARTER OPERATING RESULTS